SERVICE AGREEMENT

Between: **Eurostar Facilities BV**
Lange Stammerdijk 31
1109 BL Amsterdam Zuidoost (KvKnr: 27144250)
THE NETHERLANDS
(Referred to in this agreement as Eurostar)

Represented by Ernst van Kranen, CEO,

And: **Satellite Newspapers Suisse GMBH**

(Referred to in this agreement as SNS)

Represented by Cees Jan Quirijns, Managing director,

Hereby declare to have agreed to the terms specified in this agreement and therewith constitute a fully binding contract between the two parties with respect to the subjects hereunder on following terms and conditions:

Section 1. Eurostar shall provide:

1.1 An international transmission to and space-segment current on: **Eutelsat W2, Telstar 5 & 12, Apstar 2R, Optus B1** for a minimum of 5 years,

1.2 Transmission will be modulated in QPSK on a continuous 24 hours per day, seven days a week operation. **SNS** will have at its disposal 256 kb/

1.3 Its Equipment, needed to flow and store data.

1.4 Operational content management flow twenty-four hours a day.

1.5 A dedicated single point of contact, for the satellite network.

1.6 Monitoring dataflow transmission up till the MUX, regardless its physical location and remote locations, uplink stations and satellite newspaper kiosks in the world.

1.7 Handling credit card clearing (such as payment protocol with clearing house and comparing payment protocol agains sales data of the kiosks) on behalf of **SNS**.

Section 2. Billing:

2.1 Fixed fee single way transmission service:
Satellite transmission service: **50,000 USD** per month
Rent for installed Equipment : **5,000 USD** per month

2.2 Rates for extra service;
Management: 250 USD per hour
Technical staff: 150 USD per hour
Content management: 65 USD per hour
Administration staff: 48 USD per hour
Database assistance: 80 USD per hour
Legal assistance: outsourced
Applications: in house or outsourced

Section 3. Billing Provisions:

3.1 Payment on the Satellite Transmission Service is due prior to commencement of the service month.

3.2 Payment for the rent of equipment is due prior to commencement of the service month.

3.3 Extra hours of manpower will be invoiced at the end of every month.

3.4 . **Eurostar** may impose a finance charge of (1.5%) per month to any balance more than 30 days past due.

3.5 A deposit covering three months of the Satellite transmission payment and rent of Equipment, due prior to the commencement of the service.

Section 4.0 Loss of service:

4.1 Any failure or delay in the performance by **Eurostar** of its obligations to deliver service here under shall not be a breach of this agreement if such failure or delay results from "force" majeur. **Eurostar** shall not be liable to fulfil its obligations, or for delays in performance, due to causes beyond its reasonable control, including, but not limited to, acts or omissions of civil or military authority, fires, strikes, floods, epidemics, riots or acts of war. In case of Force Majeure, **Eurostar** will inform **SNS** and keep them up-to-date on the development of the Force Majeure situation.**Eurostar** shall not be liable for damage or injury caused by Force Majeure. Force Majeure is to be regarded as such in case of a non-accountable shortcoming from Eurostar and/or her suppliers.

4.2 If there is a loss of service due to failure of **Eurostar** ground equipment, **Eurostar** will use its best efforts to continue with the transmission of the signal within 4 hours after failure, at no additional charge to **SNS.**

Section 5.0 Termination and suspension:

5.1 In the event **SNS** fails to pay, when due, the amounts required to be paid here under, **Eurostar** shall be under no further obligation to provide services as provided here in upon a ninety (90) days written notification to **SNS**; however, if **SNS** rectifies any such non-performance within the ninety (90) days of mentioned notification, the rights of **SNS** here under shall remain as normal.

5.2 The term of this contract is 5 years.

5.3 The contract is automatically renewed for the term of one year at the expiry date unless either party notifies the other party, by means of a registered letter, of the decision to terminate the contract. This notification has to be received ultimately 6 months prior to the expiry date of the contract.

Section 6.0 General Provisions:

6.1 **Eurostar** will own, license, install, operate, maintain and hold leases for all ground station equipment at no additional charges for **SNS**

Section 7.0 Confidentiality:

7.1 Each party shall treat as confidential all information obtained from the other pursuant to this Agreement and shall not disclose such information without the other party's prior written consent.

7.2 **Eurostar** shall not enter into any form of commercial activity with **SNS** global dealers and location providers without prior written consent of **SNS**.

Section 8.0 Notifications:

8.1 Unless otherwise provided in this agreement, any and all notifications, demands, requests, or other communications ("Notifications") required or desired to be given, served or sent in connection with this agreement shall be in writing and shall be transmitted to applicable party by hand, or by recorded delivery mail, or transmitted by fax (with electronic confirmation of receipt), to the addresses set out in the heading of this agreement. Each party may designate, in writing, to the other party a new address and/or person to which all notifications may be sent hereafter.

Section 9.0 Entire Agreement:

9.1 This agreement, covers the entire agreement of the parties with respect to the subject matter here of. This agreement supersedes any and all prior agreements, understandings, arrangements or representations hereto made between the parties and relating to this subject matter. This agreement may be modified, changed, or amended only by an express written agreement signed by duly authorized representatives of both parties hereto stating that it is an amendment.

Section 10.0 Limitation of liability:

10.1 **SNS** shall indemnify and hold harmless **Eurostar,** its officers, employees and its partners and relieves them of any liability in case of any claim by any party for the loss of programming or any content from the system.

10.2 **Eurostar** shall promptly notify **SNS** of any claim or litigation to which the indemnification relates.

10.3 **Eurostar** shall offer **SNS** the opportunity to participate in or take over and control the disposition of the cause, claim or litigation in each case at the expense of **SNS**.

10.4 **Eurostar** shall in no event make or offer any settlement in relation to the cause of action, claim or litigation or make any admission of any nature with respect thereto without the prior written consent of **SNS** (which consent shall not be unreasonably withheld or delayed).

10.5 **Eurostar** shall cooperate with **SNS** and its designated partners promptly and fully in the disposition and defense of the cause of action; claim or litigation provided that such co-operation shall not require **Eurostar** to incur any material out-of-pocket costs.

Section 11.0 Jurisdiction: Third party beneficiaries:

11.1 The law of the Netherlands shall apply in case of litigation.

Section 12.0 Commencement of Contract:

12.1 The start date for the contract will be November 1 - 2003.

Section 13.0 Authorizations:

Seen and agreed to:	Seen and agreed to:
Name : Ernst van Kranen	Name : Cees Jan Quirijns
Title : CEO **Eurostar**	Title : Managing Director **Satellite Newspapers**
Date : 01 November 2003	Date : 01 ~~November 2003~~ 06-05-'04
.... Signature	.... Signature

To Whom It May Concern:

Undersigned:

Cees Jan Quirijns, Managing director of
Satellite Newspapers Suisse GMBH
Alpenstrasse 15
CH 6304 Zug
Switzerland

and

Ernst van Kranen, CEO of
Eurostar Facilities BV
Lange Stammerdijk 31
1109 BL Amsterdam Zuidoost (KvKnr: 27144250)
THE NETHERLANDS

Hereby declare that, however Eurostar Facilities BV is the contract party of WorldPay, all money transfers need to be wired into account number of Satellite newspapers Suisse GmbH.

Name Bank:	Credit Suisse	
Address:	Bahnhofstrasse 17	
	CH-6301 Zug	
SWIFT:	CRESCHZZ63A	
Account No:	CHF	0823-978922-51
IBAN No:	CHF	CH36 0482 3097 8922 5100 0
Account No:	EUR	0823-978922-52
IBAN No:	EUR	CH02 0482 3097 8922 5200 0
Account No:	USD	0823-978922-52-1
IBAN No:	USD	CH72 0482 3097 8922 5200 1
Beneficiary:	Satellite Newspapers Suisse GmbH	

Name : Ernst van Kranen
Title : CEO **Eurostar**
Date :

Name : Cees Jan Quirijns
Title : Managing Director **Satellite Newspapers Suisse**
Date : 6 5-'04